      AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MAY 16, 2000



                                                      REGISTRATION NO. 333-36456

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                           --------------------------


                                AMENDMENT NO. 1
                                       TO
                                    FORM S-3
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                           --------------------------

                          CENTRAL MAINE POWER COMPANY
             (Exact name of registrant as specified in its charter)

                           MAINE                                                     01-0042740
              (State or other jurisdiction of                                     (I.R.S. Employer
              incorporation or organization)                                     Identification No.)

                           --------------------------

              83 EDISON DRIVE, AUGUSTA, MAINE 04336 (207) 623-3521
         (Address, including zip code, and telephone number, including area code, of registrant's principal office)

                         ------------------------------

                                 CURTIS I. CALL
                                   TREASURER
                                      and
                               ANNE M. PARE, ESQ.
                              CORPORATE SECRETARY
                          Central Maine Power Company
                                83 Edison Drive
                              Augusta, Maine 04336
                                 (207) 623-3521
           (Name, address, including zip code, and telephone number,
                  including area code, of agents for service)

                         ------------------------------

                                   COPIES TO:

        SUSAN A. MARSHALL, ESQ.                  FRANK B. PORTER, JR., ESQ.
 LeBoeuf, Lamb, Greene & MacRae, L.L.P.            Choate, Hall & Stewart
          125 West 55th Street                         Exchange Place
        New York, New York 10019                      53 State Street
            (212) 424-8000                      Boston, Massachusetts 02109
                                                      (617) 248-5000

                           --------------------------

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after the effective date of this Registration Statement as determined by market conditions.

    If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. / /

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, please check the following box. /X/

    If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If this form is a post-effective amendment pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /
                           --------------------------


    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.


--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

PROSPECTUS


                                  $500,000,000
                          CENTRAL MAINE POWER COMPANY

                          MEDIUM-TERM NOTES, SERIES E
            DUE FROM NINE MONTHS TO THIRTY YEARS FROM DATE OF ISSUE

                                ----------------

    Central Maine Power Company may use this prospectus to offer medium term notes from time to time. Our principal executive office is located at 83 Edison Drive, Augusta, Maine 04336, and our telephone number is (207) 623-3521.

    TERMS OF SALE. The following terms may apply to the notes. The actual terms of the notes you purchase will be set forth in a pricing supplement to this prospectus and may include one or more of the following terms:

    - Stated maturities from nine months to thirty years from the date of issue

    - Fixed or floating interest rate

    - Redemption and/or repayment provisions, either mandatory or at our option or at your option

    - Floating rate note interest can be based on:

       - CD rate

       - Commercial paper rate

       - Federal funds rate

       - LIBOR

       - Prime rate

       - Treasury rate

       - Another interest rate formula specified in the applicable pricing supplement

    - Types of notes may include:

       - Original issue discount notes

       - Interest rate reset notes

       - Extendible notes

    Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.


    We will receive between $491,250,000 and $499,375,000 of the proceeds of the sale of the notes, after paying agents' commissions of between $8,750,000 and $625,000.


    We may sell notes to the agents referred to below as principal for resale at varying or fixed offering prices or through the agents, on an agency basis, using their reasonable efforts on our behalf. We may also sell notes through or to other agents and directly to you on our own behalf. We will not list these notes on any securities exchange.

                             ---------------------

LEHMAN BROTHERS
                   SALOMON SMITH BARNEY
                                      UBS WARBURG LLC


The date of this Prospectus is May 16, 2000.

                               TABLE OF CONTENTS

                                                                PAGE
                                                              --------
WHERE YOU CAN FIND MORE INFORMATION.........................      3

INFORMATION INCORPORATED BY REFERENCE.......................      3

FORWARD-LOOKING STATEMENTS..................................      3

THE COMPANY.................................................      4

RATIO OF EARNINGS TO FIXED CHARGES..........................      5

USE OF PROCEEDS.............................................      5

DESCRIPTION OF NOTES........................................      5

CERTAIN FEDERAL INCOME TAX CONSEQUENCES.....................     22

PLAN OF DISTRIBUTION........................................     25

LEGAL OPINIONS..............................................     26

EXPERTS.....................................................     26

                      WHERE YOU CAN FIND MORE INFORMATION

    We file annual and quarterly reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy these reports at any of the facilities of the SEC listed below:

PUBLIC REFERENCE FACILITIES           REGIONAL OFFICE                REGIONAL OFFICE
---------------------------    -----------------------------  -----------------------------
450 Fifth Street, N.W.         500 W. Madison Street          7 World Trade Center
Washington, DC 20549           Suite 1400                     Suite 1300
                               Chicago, IL 60661-2551         New York, NY 10048

    You may obtain copies of our filed reports from the SEC upon payment of a duplicating fee. Please call the SEC at 1-800-SEC-0330 for further information on the public reference facilities. The SEC maintains an Internet site that contains reports, proxy and information statements and other information about issuers that file automatically. The address of that site is HTTP://WWW.SEC.GOV.

    You can also inspect copies of certain of our filed reports at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005, on which exchange the common stock of CMP Group, Inc., our parent company, is currently listed.

    This prospectus is part of a registration statement that we filed with the SEC. This prospectus does not contain all information in, or exhibits to, the registration statement. You may inspect the registration statement and exhibits without charge at the SEC's office, 450 Fifth Street, N.W., Washington, D.C. 20549, and you may obtain copies upon payment of a duplicating fee.

                     INFORMATION INCORPORATED BY REFERENCE

    The SEC allows us to incorporate by reference the information we file with it, which means that we can disclose important information to you by referring to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the following documents that we have filed with the SEC (SEC file number 1-5139):


    - Annual Report on Form 10-K for the year ended December 31, 1999 (included in the CMP Group, Inc. combined Annual Report for that year),



    - Quarterly Report on Form 10-Q for the quarter ended March 31, 2000 (included in the CMP Group, Inc. combined Form 10-Q for that quarter) and


    - All documents we file under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the date of this prospectus and before we terminate the offering.

    You may obtain a copy of any of the information incorporated by reference in this prospectus, at no cost, by written or oral request to us at the following address:

                               Anne M. Pare, Esq.
                         Corporate Secretary and Clerk
                          Central Maine Power Company
                                83 Edison Drive
                              Augusta, Maine 04336
                           Telephone: (207) 623-3521

                           FORWARD-LOOKING STATEMENTS

    This prospectus contains and incorporates by reference "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995. These statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected. In the past actual results have varied materially and unpredictably from expectations. We caution readers not to place undue reliance on these forward-looking statements, which speak only as to the date of this prospectus. We undertake no obligation to republish revised forward-looking statements to reflect subsequent events or circumstances or to reflect the occurrence of unanticipated events. We urge readers to carefully review and consider the factors in the succeeding paragraph.

    Factors that could cause actual results to differ materially include, among other matters,

    - the result of the pending merger with Energy East

    - electric utility industry restructuring, including the ongoing state and federal activities that will determine our ability to recover our stranded costs and the cost of upgrades of transmission facilities to accommodate new merchant generating plants

    - future economic conditions, earnings-retention and dividend-payout policies

    - developments in the legislative, regulatory and competitive environments in which we operate

    - other circumstances that could affect anticipated revenues and costs, such as unscheduled maintenance and repairs of transmission and distribution facilities, unanticipated environmental cleanups and compliance with new or re-interpreted laws and regulations affecting the operation of our business

                                  THE COMPANY

    We are a public utility incorporated in Maine in 1905. We are primarily engaged in the business of transmitting and distributing electric energy generated by others for the benefit of customers in central and southern Maine. On March 1, 2000, our obligation to generate or otherwise supply electric energy was terminated as part of the restructuring of the electric utility industry in Maine. Our principal executive offices are located at 83 Edison Drive, Augusta, Maine 04336, and our telephone number is (207) 623-3521.

    We are a subsidiary of CMP Group, Inc., a holding company organized effective September 1, 1998, which owns all of our common stock. On June 14, 1999, CMP Group, Energy East and EE Merger Corp., a Maine corporation that is a wholly-owned subsidiary of Energy East, entered into an Agreement and Plan of Merger, dated as of June 14, 1999, providing for a merger transaction among CMP Group, Energy East and EE Merger Corp. Energy East is an energy delivery, products and services holding company doing business in New York, Massachusetts, Maine, New Hampshire and New Jersey, which delivers electricity and natural gas to retail customers and provides electricity, natural gas and energy management and other services to retail and wholesale customers in the Northeast.

    Pursuant to the merger agreement, EE Merger Corp. will merge with and into CMP Group with CMP Group being the surviving corporation and becoming a wholly-owned subsidiary of Energy East. We expect the merger, which was unanimously approved by the respective boards of directors of CMP Group, Energy East and EE Merger Corp., to occur shortly after all of the conditions to the consummation of the merger, including the receipt of required regulatory approvals, are satisfied.

    The merger is subject to certain customary closing conditions, including without limitation the receipt of all necessary governmental approvals and the making of all necessary governmental filings. CMP Group's shareholders approved the merger at a special meeting on October 7, 1999. The Maine Public Utilities Commission, the U.S. Department of Justice, the Federal Trade Commission, the Federal Communications Commission, the Nuclear Regulatory Commission, the Connecticut Department of Public Utility Control and the Federal Energy Regulatory Commission have approved the merger. The final required approval is pending from the SEC. If the remaining approval is granted, we estimate that the merger could be completed around mid-2000.

                       RATIO OF EARNINGS TO FIXED CHARGES

    Our unaudited ratio of earnings to fixed charges for each of the calendar years (our fiscal year being a calendar year) in the period 1995 through 1999, inclusive, was 2.0, 2.8, 1.4, 2.8 and 4.4, respectively.

                                USE OF PROCEEDS

    We will use the net proceeds from the sale of the notes for general corporate purposes, including

    - repayment of short-term borrowings and other indebtedness

    - investments in related companies

    - construction financing

                              DESCRIPTION OF NOTES

GENERAL

    We will issue the notes offered in this prospectus under an indenture. We may amend and supplement the indenture and will supplement it by a supplemental indenture relating to these notes.

    This section briefly summarizes certain terms of the notes and uses some terms that are not defined in this prospectus but that are defined in the indenture. This summary is not complete. The indenture is on file with the SEC and we have incorporated it by reference in this prospectus. You should read the indenture for a complete understanding of its provisions and for the definition of some terms used in this summary. In the summary below, we have included references to section numbers of the indenture so that you can easily locate these provisions.

    The notes will be unsecured. The indenture does not limit the amount of notes or other debt securities that we may issue. We may use other indentures or documentation containing provisions different from those included in the indenture under which we are offering these notes in connection with future issues of debt securities.

    The notes that we are offering in this prospectus will rank as equal in right of payment to our other unsecured indebtedness that is outstanding now or that we may issue in the future, except for any indebtedness that, by its terms, is subordinate to these notes.

    The holders of our preferred stock have specifically consented to the issuance of unsecured medium-term notes in an aggregate principal amount of $500,000,000 outstanding at any one time. Medium-term notes in that amount are therefore not subject to our charter restriction on the issuance of unsecured debt, which (except in the case of certain refundings) limits our unsecured debt to an amount equal to 20 percent of the aggregate of all of our outstanding secured indebtedness, plus capital and surplus (with certain adjustments). The notes offered by this prospectus and the medium-term notes previously issued under the indenture constitute unsecured medium-term notes for the purpose of the foregoing consent. As of the date of this prospectus, $70 million in aggregate principal amount of unsecured medium-term notes is outstanding.

    If the aggregate principal amount of our unsecured medium-term notes at any time outstanding exceeds $500,000,000, the amount over $500,000,000 would be subject to the charter restriction described above. The Maine Public Utilities Commission has approved the issuance of up to $500,000,000 in aggregate principal amount of medium-term notes at any one time outstanding. If we issue medium-term notes in excess of that amount, further approval will be required.

    We may offer the notes on a continuing basis. Each note will mature from nine months to thirty years from its date of issue, as selected by the initial purchaser and agreed to by us, and may be subject to redemption at our option or repayment at the option of the holder prior to its specified maturity (as set forth below under "Optional Redemption" and "Repayment at Holder's Option") at the price or prices specified in the applicable pricing supplement. Each note will be either

    - a fixed rate note, which may bear interest at a rate of zero in the case of certain notes issued at a price representing a discount from the principal amount payable at its specified maturity (a "zero-coupon note"), or

    - a floating rate note which will bear interest at a rate determined by reference to an interest rate basis or combination of interest rate bases (the "base rate") specified in the applicable pricing supplement, which may be adjusted by a spread and/or spread multiplier.

    We will issue each note as either a book-entry note or a certificated note in fully registered form without coupons. Except as set forth below under "Book-Entry System," book-entry notes will not be exchangeable for certificated notes.

    We will issue notes in denominations of $1,000 or any larger amount that is an integral multiple of $1,000.

    "Business day" means any day, other than a Saturday or Sunday, that meets each of the following applicable requirements: the day is (a) not a day on which banking institutions are authorized or required by law or regulation to be closed in The City of New York and (b) with respect to LIBOR Notes, a London Banking Day. "London Banking Day" means any day on which dealings in deposits in U.S. dollars are transacted in the London interbank market.

    "Index maturity" means, with respect to a floating rate note, the period to maturity of the instrument or obligation on which the interest rate formula is based, as specified in the applicable pricing supplement.

    "Original issue discount note" means, (i) a note, including any zero coupon note, that has a "stated redemption price at maturity" that exceeds its "issue price" (as such terms are defined for Federal income tax purposes) by at least 0.25% of its principal amount multiplied by the number of full years from the Original Issue Date to the specified maturity for such note and (ii) any other note designated by us as issued with original issue discount for United States federal income tax purposes.

    For each note we offer and sell, we will prepare a pricing supplement to this prospectus. The pricing supplement will include the specific terms of the note or notes to which it relates and may include modifications of or additions to the more general terms described in this prospectus. Throughout the following discussion of the terms of the notes, we will refer to various "specified" terms of the notes, and, unless otherwise stated, those references mean the terms specified in the applicable pricing supplement and the notes. Except as otherwise specified in the pricing supplement relating to a note, the note will have the terms described below.

    The pricing supplement relating to each note will describe the following terms:

    - whether the note is a fixed rate note or a floating rate note

    - the price (expressed as a percentage of the aggregate principal amount of the note) at which the note will be issued

    - the date on which the note will be issued

    - the date on which the note will mature

    - if the note is a fixed rate note, the rate per annum at which the note will bear interest, if any, and the date or dates on which interest will be payable (each, an "interest payment date"), if other than March 1 and September 1 and, if so stated in the applicable pricing supplement, that we may change the rate prior to the specified maturity, and, if so, the optional reset dates and the basis or formula for the change, if any

    - if the note is a floating rate note, the base rate, the initial interest rate, if available, the interest reset period, the interest reset dates, the interest determination dates, the calculation dates, the interest payment period, the interest payment dates, the index maturity, the maximum interest rate and the minimum interest rate, if any, and the spread and/or spread multiplier, if any, and any other terms relating to the particular method of calculating the interest rate for that note and, if so specified in the applicable pricing supplement, that we may change the spread and/or spread multiplier prior to the specified maturity and, if so, the optional reset dates and the basis or formula for the change, if any

    - whether the note is an original issue discount note, and if so, the yield to maturity

    - the regular record date or dates if other than as set forth below

    - certain specified United States federal income tax consequences of the purchase, ownership and disposition of the note, if applicable

    - whether and the terms on which the note may be redeemed at our option or repaid at the option of the holder prior to the specified maturity

    - whether the note will be issued initially as a book-entry note or a certificated note

    - any other terms of the note not inconsistent with the provisions of the indenture

PAYMENT OF PRINCIPAL AND INTEREST

    We will maintain a paying agent in The City of New York. We have appointed The Bank of New York as the initial paying agent.

    We will make payments on book-entry notes to the Depository Trust Company. See "Book-Entry Notes".

    Unless otherwise specified in the applicable pricing supplement, we will pay interest on certificated notes (other than interest payable at maturity), by check mailed to the holder of the certificate on the regular record date. Unless otherwise specified in the applicable pricing supplement, payments at maturity will be in immediately available funds upon surrender of the note accompanied by appropriate wire transfer instructions at the office of the paying agent. "Maturity" means the date on which the principal of a note becomes due and payable in full in accordance with its terms and the terms of the indenture, whether at specified maturity or earlier by declaration of acceleration, call for redemption or otherwise.

    Any payment required to be made on a day that is not a business day need not be made on that date, but may be made on the next business day (except that in the case of a LIBOR note, if the business day is in the next calendar month, the payment may be made on the immediately preceding business day), and no additional interest will accrue as a result of the delayed payment.

    Unless otherwise specified in the applicable pricing supplement, if the principal of any original issue discount note is declared to be due and payable immediately as described under "Events of Default" below, the amount of principal due and payable will be limited to the amortized face amount of the note as of the date of such declaration. The "amortized face amount" of an original issue discount note that does not bear stated interest will be an amount equal to the sum of:

    - the principal amount of the note multiplied by the issue price set forth in the applicable pricing supplement

    - the portion of the difference between the dollar amount determined pursuant to the preceding clause and the principal amount of the note that has accrued at the yield to maturity set forth in the pricing supplement (computed in accordance with generally accepted financial practices) to the date of declaration

    The amortized face amount of an original issue discount note will never exceed the principal amount of the note.

INTEREST AND INTEREST RATES

    Except for certain original issue discount notes, each note will bear interest from its original issue date or from the most recent date to which interest has been paid or provided for at either:

    - a fixed rate or rates per annum, or

    - a rate or rates per annum determined pursuant to a base rate or rates that may be adjusted by a spread and/or spread multiplier

    Interest will be payable on each interest payment date and at maturity. We may change interest rates, base rates, spreads and spread multipliers from time to time but no such change will affect any note already issued or which we have agreed to sell, except as otherwise set forth in this prospectus.

    We will pay interest payable and punctually paid or duly provided for on any interest payment date to the person in whose name a note is registered at the close of business on the regular record date immediately preceding the applicable interest payment date with the following exceptions:

    - the first payment of interest on any note issued between a regular record date and an interest payment date will be made on the interest payment date following the next regular record date to the registered owner on that next regular record date

    - interest payable at maturity will be paid to the person to whom the principal is paid

    The "regular record date" with respect to any interest payment date will be fifteen calendar days immediately preceding that interest payment date whether or not the regular record date is a business day, unless otherwise indicated in the applicable pricing supplement.

    All percentages resulting from any calculations will be rounded upwards, if necessary, to the nearest one hundred-thousandth of a percentage point (.0000001), with five one-millionths of a percentage point being rounded upwards (E.G., 9.876545% (or .09876545) being rounded to 9.87655% (or .0987655)), and all dollar amounts used in or resulting from such calculations on the notes will be rounded to the nearest one cent (with one-half cent being rounded upwards).

FIXED RATE NOTES

    Fixed rate notes will bear interest at the rate per annum stated in the applicable pricing supplement and on the face of the note. Payments of interest will include interest from and including the original issue date or the immediately preceding interest payment date to which interest has been paid or duly provided for, to but excluding the applicable interest payment date or the date of maturity. Unless otherwise indicated in an applicable pricing supplement, we will pay interest on each fixed rate note semi-annually on each September 1 and March 1 and at maturity. We will compute interest on fixed rate notes on the basis of a 360-day year of twelve 30-day months, unless otherwise indicated in the applicable pricing supplement.

FLOATING RATE NOTES

    The interest rate on each floating rate note will be the rate or rates determined by reference to the base rate specified in the applicable pricing supplement plus or minus the spread, if any, and/or multiplied by the spread multiplier, if any (each as specified in the applicable pricing supplement).

    The "spread" is the number of basis points (one basis point equals one one-hundredth of a percentage point) specified in the applicable pricing supplement. The "spread multiplier" is the percentage specified in the applicable pricing supplement.

    Any floating rate note may also have either or both of the following:

    - a maximum interest rate, or ceiling, on the rate of interest which may accrue during any interest period

    - a minimum interest rate, or floor, on the rate of interest which may accrue during any interest period

    The applicable pricing supplement will designate one or more of the following base rates as applicable to a floating rate note:

    - CD rate

    - commercial paper rate

    - federal funds rate

    - LIBOR

    - prime rate

    - treasury rate

    - another base rate as set forth in the pricing supplement

    Each floating rate note will bear interest from its original issue date to the first interest reset date for that note at the initial interest rate set forth in the applicable pricing supplement. The rate of interest on each floating rate note will be reset daily, weekly, monthly, quarterly, semi-annually or annually (each an "interest reset period"), as specified in the applicable pricing supplement. Thereafter, the interest rate for each interest reset period will be the interest rate calculated by reference to the base rate or rates specified in the applicable pricing supplement plus or minus the spread, if any, and/or times the spread multiplier, if any. The spread and/or spread multiplier for a floating rate note may be subject to adjustment during an interest reset period under circumstances specified in the applicable pricing supplement.

    We will appoint an agent to calculate interest rates on floating rate notes. Unless otherwise indicated in the applicable pricing supplement, the calculation agent for each floating rate note will be the trustee under the indenture. All determinations to be made by the calculation agent will be at its sole discretion and will, in the absence of manifest error, be conclusive for all purposes.

    Unless otherwise specified in the applicable pricing supplement, the date or dates on which interest will be reset (each an "interest reset date") will be:

    - for floating rate notes that reset daily, each business day

    - for floating rate notes that reset weekly (other than treasury rate notes), Wednesday of each week

    - for treasury rate notes that reset weekly, Tuesday of each week, except as provided below

    - for floating rate notes that reset monthly, the third Wednesday of each month

    - for floating rate notes that reset quarterly, the third Wednesday of each of the four months specified in the applicable pricing supplement

    - for floating rate notes that reset semi-annually, the third Wednesday of each of the two months specified in the applicable pricing supplement

    - for floating rate notes that reset annually, the third Wednesday of the month specified in the applicable pricing supplement

    If any interest reset date for any floating rate note is not a business day, the interest reset date will be postponed to the next day that is a business day. In the case of a LIBOR note, if the postponement is in the next calendar month, the interest reset date will be the preceding business day.

    The calculation agent will determine the interest rate for each interest reset period on the calculation date for the interest determination date pertaining to the interest reset date for the interest reset period. Unless otherwise specified in the applicable pricing supplement, the "interest determination date" pertaining to an interest reset date for CD rate notes, commercial paper rate notes, federal funds rate notes and prime rate notes will be the second business day immediately preceding the interest reset date. Unless otherwise specified in the applicable pricing supplement, the interest determination date pertaining to an interest reset date for a LIBOR note will be the second London banking day immediately preceding the interest reset date.

    Unless otherwise specified in the applicable pricing supplement, the interest determination date pertaining to an interest reset date for a treasury rate note will be the day of the week in which the interest reset date falls on which treasury bills of the index maturity specified on the face of the treasury rate notes would normally be auctioned. Treasury bills are normally sold at auction on Monday of each week, unless that day is a legal holiday, in which case the auction is usually held on the following Tuesday, but may be held on the preceding Friday. If, as the result of a legal holiday, an auction is held on the preceding Friday, that Friday will be the interest determination date pertaining to the interest reset date for treasury rate notes occurring in the immediately succeeding week. If an auction falls on a day that is an interest reset date for treasury rate notes, such interest reset date will be the first business day immediately following the auction.

    Unless otherwise indicated in the applicable pricing supplement, the "calculation date", where applicable, for an interest determination date will be the earlier of

    - the tenth calendar day after the interest determination date or if that day is not a business day, the next business day, and

    - the business day preceding the applicable interest payment date or maturity, as the case may be

    Unless otherwise indicated in the applicable pricing supplement, and except as provided below, interest will be payable at maturity and

    - in the case of floating rate notes that reset daily, weekly or monthly--on the third Wednesday of each month or on the third Wednesday of March, June, September and December of each year

    - in the case of floating rate notes that reset quarterly--on the third Wednesday of March, June, September and December of each year

    - in the case of floating rate notes that reset semi-annually--on the third Wednesday of each of two months of each year specified in the applicable pricing supplement

    - in the case of floating rate notes that reset annually--on the third Wednesday of one month of each year specified in the applicable pricing supplement

    If an interest payment date other than at maturity for a floating rate note would otherwise be a day that is not a business day, the interest payment date will be postponed to the next day that is a business day, except that

    - in the case of a LIBOR note, if the business day is in the next calendar month, the interest payment date will be the immediately preceding business day

    - if maturity for any floating rate note falls on a day that is not a business day, payment of principal, premium, if any, and interest on the note will be made on the next business day and no additional interest will be payable as a result of the delayed payment

    Unless otherwise indicated in the applicable pricing supplement, interest payments on each interest payment date and at maturity will include accrued interest from and including the original issue date or the immediately preceding interest payment date to which interest has been paid or duly provided for, to but excluding the applicable interest payment date or the date of maturity.

    Accrued interest will be calculated by multiplying the principal amount of a floating rate note by an accrued interest factor. This accrued interest factor will be computed by adding the interest factor calculated for each day in the period for which accrued interest is being calculated. The interest factor (expressed as a decimal rounded upwards, if necessary, to the next higher one hundred-thousandth of a percentage point) for each day will be computed by dividing the interest rate applicable to that day:

    - by 360, in the case of CD rate notes, commercial paper rate notes, federal funds rate notes, LIBOR notes and prime rate notes

    - by the actual number of days in the year, in the case of treasury rate notes

    The interest rate in effect on each day will be:

    - if the day is an interest reset date, the interest rate with respect to the interest determination date pertaining to such interest reset date, or

    - if the day is not an interest reset date, the interest rate with respect to the interest determination date pertaining to the immediately preceding interest reset date,

subject in either case to any maximum or minimum interest rate limitation and to any adjustment by a spread and/or a spread multiplier.

    The interest rate in effect for the period from and including the original issue date to but excluding the first interest reset date will be the "initial interest rate" which will be specified in the applicable pricing supplement. The interest rate on floating rate notes will in no event be higher than the maximum rate permitted by applicable law.

CD RATE NOTES

    Each CD rate note will bear interest at the interest rate (calculated with reference to the CD rate and the spread and/or spread multiplier, if any) specified in the applicable pricing supplement.

    Unless otherwise indicated in the applicable pricing supplement, "CD Rate" means:

    - the rate on the applicable interest determination date for negotiable certificates of deposit having the index maturity designated in the applicable pricing supplement, as that rate is published by the Board of Governors of the Federal Reserve System in "Statistical Release H.15(519), Selected Interest Rates", or any successor publication of the Board of Governors of the Federal Reserve System ("H.15(519)") under the heading "CDs (Secondary Market)," or

    - if that rate is not published by 3:00 P.M., New York City time, on the related calculation date, the rate on that interest determination date for negotiable certificates of deposit having the index maturity designated in the applicable pricing supplement as published by the Federal Reserve Bank of New York in its daily statistical release "Composite 3:30 P.M. Quotations for U.S. Government Securities" or any successor publication of the Federal Reserve Bank of New York ("Composite Quotations") under the heading "Certificates of Deposit", or

    - if the rate is not published in either H.15(519) or Composite Quotations by 3:00 P.M., New York City time, on the related calculation date, then the CD rate for that interest determination date will be calculated by the calculation agent and will be the arithmetic mean of the secondary market offered rates as of 10:00 A.M., New York City time, on that interest determination date of three leading nonbank dealers in negotiable U.S. dollar certificates of deposit in The City of New York selected by the calculation agent for negotiable certificates of deposit of major United States money center banks of the highest credit standing (in the market for negotiable certificates of deposit) with a remaining maturity closest to the index maturity designated in the applicable pricing supplement in a denomination of $5,000,000, or

    - if the dealers selected by the calculation agent are not so quoting, the CD rate will remain the CD rate then in effect on that interest determination date

COMMERCIAL PAPER RATE NOTES

    Each commercial paper rate note will bear interest at the interest rate (calculated with reference to the commercial paper rate and the spread and/or spread multiplier, if any) specified in the applicable pricing supplement.

    Unless otherwise specified in the applicable pricing supplement, "commercial paper rate" means

    - the money market yield (calculated as described below) of the rate on the applicable interest determination date for commercial paper having the index maturity designated in the applicable pricing supplement, as that rate is published in H.15(519), under the heading "Commercial Paper", or

    - if that rate is not published by 3:00 P.M., New York City time, on the related calculation date, then the commercial paper rate for that interest determination date will be the money market yield of the rate on that interest determination date for commercial paper having the index maturity designated in the applicable pricing supplement as published in Composite Quotations under the heading "Commercial Paper", or

    - if the rate is not published in either H.15(519) or Composite Quotations by 3:00 P.M., New York City time, on the related calculation date, then the commercial paper rate for that interest determination date will be calculated by the calculation agent and will be the money market yield of the arithmetic mean of the offered rates as of 11:00 A.M., New York City time, on that interest determination date of three leading dealers of commercial paper in The City of New York selected by the calculation agent for commercial paper having the index maturity designated in the applicable pricing supplement, placed for an industrial issuer whose bond rating is "AA", or the equivalent, from a nationally recognized rating agency, or

    - if the dealers selected by the calculation agent are not so quoting, the commercial paper rate will remain the commercial paper rate then in effect on that interest determination date

    "Money market yield" means a yield (expressed as a percentage rounded to the nearest one hundred-thousandth of a percentage point) calculated in accordance with the following formula:

                                                           DX360
                           Money Market Yield =         -----------         X100
                                                         360-(DXM)

where "D" refers to the per annum rate for commercial paper quoted on a bank discount basis and expressed as a decimal, and "M" refers to the actual number of days in the interest period for which interest is being calculated.

FEDERAL FUNDS RATE NOTES

    Each federal funds rate note will bear interest at the interest rate (calculated with reference to the federal funds rate and the spread and/or spread multiplier, if any) specified in the applicable pricing supplement.

    Unless otherwise indicated in the applicable pricing supplement, "federal funds rate" means the rate on the applicable interest determination date

    - for federal funds as published in H.15(519) under the heading "Federal Funds (Effective)", or

    - if that rate is not published by 3:00 P.M., New York City time, on the related calculation date, the federal funds rate for such interest determination date will be the rate on such interest determination date as published in Composite Quotations under the heading "Federal Funds/Effective Rate", or

    - if the rate is not published in either H.15(519) or Composite Quotations by 3:00 P.M., New York City time, on the related calculation date, then the federal funds rate for such interest determination date will be calculated by the calculation agent and will be the arithmetic mean of the rates, as of 9:00 A.M., New York City time, on such interest determination date, for the last transaction in overnight federal funds arranged by three leading brokers of federal funds transactions in The City of New York selected by the calculation agent, or

    - if the brokers are not so quoting, the federal funds rate will remain the federal funds rate then in effect on that interest determination date

LIBOR NOTES

    Each LIBOR note will bear interest at the interest rate (calculated with reference to LIBOR and the spread and/or spread multiplier, if any) specified in the applicable pricing supplement.

    Unless otherwise specified in the applicable pricing supplement, "LIBOR" means the rate determined in accordance with the following provisions:

    (i) With respect to each interest determination date, LIBOR will be either:

       - if "LIBOR Reuters" is specified in the applicable pricing supplement, the arithmetic mean of the offered rates (unless the specified designated LIBOR page by its terms provides only for a single rate, in which case the single rate will be used) for deposits in United States dollars having the index maturity designated in the applicable pricing supplement, commencing on the second London banking day immediately following the interest determination date, which appear on the designated LIBOR page as of 11:00 A.M., London time, on that interest determination date, if at least two such offered rates appear (unless, as aforesaid, only a single rate is required) on such designated LIBOR page, or

       - if "LIBOR Telerate" is specified in the applicable pricing supplement, the rate for deposits in United States dollars having the index maturity specified in the applicable pricing supplement, commencing on the second London banking day immediately following the interest determination date, which appear on the designated LIBOR page as of 11:00 A.M., London time, on that interest determination date

    (ii) Notwithstanding the foregoing, if fewer than two offered rates appear on the designated LIBOR page with respect to LIBOR Reuters (unless the specified designated LIBOR page with respect to LIBOR Reuters by its terms provides only for a single rate, in which case such single rate will be used), or if no rate appears on the designated LIBOR page with respect to LIBOR Telerate, whichever may be applicable, LIBOR in respect of the related interest determination date will be determined as follows:

       - the calculation agent will request the principal London office of each of four major banks in the London interbank market selected by the calculation agent to provide its offered rate quotation for deposits in United States dollars for the period of the index maturity designated in the applicable pricing supplement, commencing on the second London banking day immediately following the interest determination date, to prime banks in the London interbank market as of 11:00 A.M., London time, on the interest determination date and in a principal amount that is representative for a single transaction in United States dollars in the market at the time, or

       - if at least two quotations are provided, LIBOR will be the arithmetic mean of the quotations

       - if fewer than two quotations are provided, LIBOR will be the arithmetic mean of the rates quoted as of 11:00 A.M. in The City of New York, on the interest determination date by three major banks in The City of New York selected by the calculation agent for loans in United States dollars to leading banks, having the index maturity designated in the applicable pricing supplement in a principal amount that is representative for a single transaction in United States dollars in that market at that time, or

       - if the banks selected by the calculation agent are not so quoting, LIBOR will remain the LIBOR then in effect on that interest determination date

    "Designated LIBOR page" means either:

       - the display on the Reuters Monitor Money Rates Service for the purpose of displaying the London interbank rates of major banks for United States dollars (if "LIBOR Reuters" is designated), or

       - the display on the Dow Jones Telerate Service for the purpose of displaying the London interbank rates of major banks for United States dollars (if "LIBOR Telerate" is designated)

    If neither LIBOR Reuters nor LIBOR Telerate is specified, LIBOR will be determined as if LIBOR Telerate (page 3750) had been chosen.

PRIME RATE NOTES

    Each prime rate note will bear interest at the interest rate (calculated with reference to the prime rate and the spread and/or spread multiplier, if any) specified in the applicable pricing supplement.

    Unless otherwise specified in the applicable pricing supplement, "prime rate" means

    - the rate set forth in H.15(519) for the applicable interest determination date, under the heading "Bank Prime Loan", or

    - if that rate is not published by 3:00 P.M., New York City time, on the related calculation date, the prime rate for that interest determination date will be calculated by the calculation agent and will be the arithmetic mean of the rates of interest publicly announced by each bank named on the Reuters Screen USPRIME 1 Page as that bank's prime rate or base lending rate as in effect for the interest determination date as quoted on the Reuters Screen USPRIME 1 Page on the interest determination date, or

    - if fewer than four rates appear on the Reuters Screen USPRIME 1 Page for that interest determination date, the rate will be the arithmetic mean of the prime rates quoted on the basis of the actual number of days in the year divided by 360 as of the close of business on that interest determination date by at least two of the three major money center banks in The City of New York selected by the calculation agent, or

    - if fewer than two quotations are provided as aforesaid, the prime rate for that interest determination date will be calculated by the calculation agent and will be the arithmetic mean of the prime rates quoted in The City of New York on that date by the appropriate number of substitute banks or trust companies organized and doing business under the laws of the United States, or any state thereof, in each case having total equity capital of at least U.S.
      $500 million and being subject to supervision or examination by a federal or state authority, selected by the calculation agent, or

    - if the banks or trust companies are not so quoting, the prime rate will remain the prime rate then in effect on that interest determination date

    "Reuters Screen USPRIME 1 Page" means the display designated as page "USPRIME 1" on the Reuters Monitor Money Rate Service (or such other page as may replace page USPRIME 1 on that service for the purpose of displaying prime rates or base lending rates of major United States banks).

TREASURY RATE NOTES

    Each treasury rate note will bear interest at the interest rate (calculated with reference to the treasury rate and the spread and/or spread multiplier, if any) specified in the applicable pricing supplement.

    Unless otherwise specified in the applicable pricing supplement, "treasury rate" means

    - the rate applicable to the most recent auction of direct obligations of the United States ("treasury bills") having the index maturity specified in the applicable pricing supplement, as that rate is set forth in H.15(519) under the heading "Treasury Bills--auction average (Investment)", or

    - if that rate is not available by 3:00 P.M., New York City time, on the related calculation date, the treasury rate for such interest determination date will be the auction average rate (expressed as a bond equivalent, on the basis of a year of 365 or 366 days, as applicable, and applied on a daily basis) as otherwise announced by the United States Department of the Treasury, or

    - in the event that the results of the auction of treasury bills having the specified index maturity are not reported as provided above by 3:00 P.M., New York City time, on that calculation date or if no auction is held in a particular week, then the treasury rate will be calculated by the calculation agent and will be the yield to maturity (expressed as a bond equivalent, on the basis of a year of 365 or 366 days, as applicable, and applied on a daily basis) of the arithmetic mean of the secondary market bid rates, as of approximately 3:30 P.M., New York City time, on the interest determination date, of three leading primary United States government securities dealers selected by the calculation agent for the issue of treasury bills with a remaining maturity closest to the applicable index maturity, or

    - if the dealers are not so quoting, the treasury rate will remain the treasury rate then in effect on that interest determination date

ORIGINAL ISSUE DISCOUNT NOTES

    We may from time to time offer original issue discount notes. The pricing supplement relating to certain original issue discount notes may provide that the holders will not receive periodic payments of interest. For the purpose of determining whether holders of the requisite principal amount of notes outstanding under the indenture have made a demand or given a notice or waiver or taken any other action, the outstanding principal amount of original issue discount notes will be deemed to be the amount of the principal that would be due and payable upon declaration of acceleration of the specified maturity of the note as of the date of such determination.

    Notwithstanding anything in this prospectus to the contrary, unless otherwise specified in the applicable pricing supplement, if a note is an original issue discount note, the amount payable on such note in the event it becomes due prior to the specified maturity will be the amortized face amount of the note.

INTEREST RATE RESET

    If we have the option to reset the interest rate on a fixed rate note, or to reset the spread and/or spread multiplier on a floating rate note, the pricing supplement relating to the note will indicate

    - the date or dates on which the interest rate or the spread and/or spread multiplier, as the case may be, may be reset (each an "optional reset date")

    - the basis or formula, if any, for the resetting

    We may exercise the reset option by notifying the paying agent at least 45 but not more than 60 days prior to an optional reset date. Not later than 40 days prior to the optional reset date, the paying agent will send to the holder of the note a notice, by facsimile transmission, hand delivery or letter (first class, postage prepaid), setting forth

    - our election to reset the interest rate, in the case of a fixed rate note, or the spread and/or spread multiplier, in the case of a floating rate note

    - the new interest rate or spread and/or spread multiplier, as applicable

    - the provisions, if any, for redemption during the period from the optional reset date to the next optional reset date or, if there is no subsequent optional reset date, to the specified maturity of the note, including:

       - the date or dates on which or the period or periods during which we may redeem the note

       - the price or prices at which we may redeem the note

    Not later than 20 days prior to an optional reset date for a note, we may, at our option, revoke the interest rate or the spread and/or spread multiplier provided for in the notice and establish a higher interest rate or a new spread and/or spread multiplier which results in a higher interest rate. We may exercise this option by causing the paying agent to send by facsimile transmission, hand delivery or letter (first class, postage prepaid) notice of the higher interest rate or new spread and/or spread multiplier, as the case may be, to the holder of the note. This notice will be irrevocable. All notes with respect to which the interest rate or spread and/or spread multiplier is reset will bear the higher interest rate or new spread and/or spread multiplier, as applicable.

    If we elect to reset the interest rate or the spread and/or spread multiplier of your note, you will have the option to elect to have us repay the note on the optional reset date at a price equal to the principal amount of the note plus any accrued interest. To exercise this option, you must follow the procedures set forth below under "Repayment at Holder's Option", except that

    - the period for delivery of the note or notification to the paying agent must be at least 25 but not more than 35 days prior to the optional reset date

    - you may revoke your tender by written notice to the paying agent received prior to 5:00 P.M. New York City time on the tenth day, whether or not a business day, prior to the optional reset date

EXTENDIBLE NOTES

    If we have the option to extend the stated maturity of any note, the pricing supplement will indicate the option and any basis or formula for setting the interest rate, in the case of a fixed rate note, or the spread and/or spread multiplier in the case of a floating rate note. We may extend notes for one or more periods of from one to five whole years.

    We may exercise our option by notifying the paying agent at least 45 but not more than 60 calendar days prior to the specified maturity of the note. The paying agent will send, not later than 40 calendar days prior to the original specified maturity date, by facsimile transmission, hand delivery or letter (first class, postage prepaid), to the holder of that note a notice relating to the extension period, indicating

    - that we have elected to extend the specified maturity of the note

    - the new specified maturity, which must be from one to five whole years from the date of the original specified maturity

    - in the case of a fixed rate note, the interest rate applicable to the extension period or, in the case of a floating rate note, the spread and/or spread multiplier applicable to the extension period

    - the provisions, if any, for redemption during the extension period, including:

       - the date or dates on which or the period or periods during which we may redeem the note

       - the price or prices at which we may redeem the note

    When the paying agent has sent an extension notice to the holder of a note, the specified maturity of that note will be extended automatically, and, except as modified by the extension notice and as described in the next two paragraphs, the note will have the same terms as prior to the sending of the extension notice.

    Not later than 20 calendar days prior to the original specified maturity of a note, we may, at our option, revoke the interest rate, in the case of a fixed rate note, or the spread and/or spread multiplier, in the case of a floating rate note, provided for in the extension notice and establish a higher interest rate or a new spread and/or spread multiplier which results in a higher interest rate for the extension period by causing the paying agent to send by facsimile transmission, hand delivery or letter (first class, postage prepaid) notice of such higher interest rate or new spread and/or spread multiplier, as the case may be, to the holder of that note. This notice will be irrevocable.

    If we elect to extend the specified maturity of your note, you will have the option to elect repayment of the note on the original specified maturity at a price equal to the principal amount plus any accrued and unpaid interest to such date. To exercise this option, you must follow the procedures set forth below under "Repayment at Holder's Option" for optional repayment, except that

    - the period for delivery of the note or notification to the paying agent will be at least 25 but not more than 35 calendar days prior to the original specified maturity and

    - you may revoke your tender for repayment by written notice to the paying agent received prior to 5:00 P.M., New York City time, on the tenth day prior to the original specified maturity.

COMBINATION OF PROVISIONS

    If so specified in the applicable pricing supplement, any note may be subject to all of the provisions, or any combination of the provisions, described above under "Interest Rate Reset" and "Extendible Notes".

OPTIONAL REDEMPTION

    The pricing supplement relating to a note will indicate either that the note cannot be redeemed prior to its specified maturity or that the note will be redeemable at our option. The pricing supplement will indicate the date or dates on which the note may be redeemed and the price or prices at which the note may be redeemed. Unless specified in the applicable pricing supplement, the note will not be subject to a sinking fund. We may redeem any of the notes which are redeemable and remain outstanding either in whole or from time to time in part, upon not less than 30 nor more than 60 days' notice. If fewer than all of the notes of the same kind are to be redeemed, the notes to be redeemed shall be selected by the trustee by such method as the trustee deems fair and appropriate.

REPAYMENT AT HOLDER'S OPTION

    Unless otherwise specified in the applicable pricing supplement, you cannot require repayment of your note prior to its specified maturity. If your note is repayable at your option, the pricing supplement will indicate the date or dates on which you may require prepayment and the price or prices of repayment.

    In order for a note to be so repaid, the paying agent must receive at least 30 days but not more than 45 days prior to the repayment date

    - the note with the form entitled "Option to Elect Repayment" on the reverse of the note duly completed or

    - a facsimile transmission or a letter from a member of a national securities exchange or the National Association of Securities
      Dealers, Inc. or a commercial bank or trust company in the United States setting forth your name, the principal amount of the note, the principal amount of the note to be repaid, the certificate number or a description of the tenor and terms of the note, a statement that the option to elect repayment is being exercised thereby and a guarantee that the note to be repaid with the form entitled "Option to Elect Repayment" on the reverse of the note duly completed will be received by the paying agent not later than five business days after the date of the facsimile transmission or letter and the note and form duly completed are received by the paying agent by the fifth business day.

    Your exercise of the repayment option is irrevocable. You may exercise the repayment option for less than the entire principal amount of a note so long as the principal amount of the note remaining outstanding after repayment is an authorized denomination.

    The option to elect repayment of book-entry notes may be exercised by the applicable participant in DTC on behalf of the beneficial owners by delivering a written notice substantially similar to the above mentioned form to the paying agent at least 30 days but not more than 60 days prior to the date of repayment. Notices of elections from participants on behalf of beneficial owners must be received by the paying agent by 5:00 P.M., New York City time, on the last day for giving the notice. In order to ensure that a notice is received by the paying agent on a particular day, the beneficial owner must so direct the applicable participant before the participant's deadline for accepting instructions for that day. Different firms may have different deadlines for accepting instructions from their customers. Accordingly, beneficial owners should consult the participants through which they own their interest for the respective deadlines for those participants. All notices must be executed by a duly authorized officer of the participant (with signatures guaranteed) and will be irrevocable. In addition, a beneficial owner must make delivery at the time a notice of election is given to the Depository by causing the applicable participant to transfer the beneficial owner's interest in the global security or securities representing the book-entry note, on the Depository's records, to the trustee. See "Book-Entry System".

    If applicable, we will comply with the requirements of Rule 14e-1 under the Securities Exchange Act of 1934, as amended, and any other securities laws or regulations in connection with any such repayment.

REPURCHASE

    We may purchase notes at any time and at any price in the open market or otherwise. We may sell any notes that we purchase or hold the notes or surrender them to the trustee for cancellation. If any note requires mandatory sinking fund payments, the indenture provides that instead of making all or any part of any mandatory sinking fund payment in cash, we may satisfy our delivery requirement by delivering to the trustee notes of the same kind that we have previously purchased or otherwise acquired (to the extent not previously credited).

OTHER PROVISIONS

    Any provisions with respect to the determination of an interest rate basis, the specifications of interest rate basis, the calculation of the interest rate, or the principal payable at maturity on, any note, its interest payment dates or any other matter relating to a note may be modified by the terms as specified under "Other Provisions" on the face of the note, or in an addendum if so specified on the face of the note, and in the applicable pricing supplement.

EVENTS OF DEFAULT

    The indenture provides that the following are events of default with respect to the notes:

    - default in the payment of the principal of (or premium, if any, on) any note when due and payable;

    - default in making a sinking fund payment, if any, when due and payable by the terms of any note;

    - default for 30 days in the payment of any installment of interest on any note;

    - default for 60 days after written notice (given to us by the trustee or by the holders of at least 25% in aggregate principal amount of the outstanding securities of all series affected) in the performance of any other covenant in respect of the notes contained in the indenture; or

    - certain events of bankruptcy, insolvency or reorganization or any related court appointment of a receiver, liquidator or trustee. (Section 6.1)

    An event of default with respect to the notes offered by this prospectus does not necessarily constitute an event of default with respect to any other series of securities issued under the indenture, including other series of medium-term notes.

    The trustee may withhold notice to you of any default with respect to the notes (except a default in the payment of principal or premium, if any, or interest) if it considers such withholding in your interest. (Section 6.11)

    If an event of default has occurred and is continuing, the trustee or the holders of not less than 25% in aggregate principal amount of the outstanding notes (or, in the case of certain events of default that affect all series of securities then outstanding, the holders of not less than 25% in aggregate principal amount of all the securities then outstanding treated as one class) may declare the principal (or in the case of discounted notes, that portion described in the pricing supplement) of all the notes to be due and payable immediately; however, subject to certain conditions, any such declaration and its consequences may be rescinded or annulled by the holders of not less than a majority in aggregate principal amount of the outstanding notes. (Section 6.1)

    Within four months after the close of each year we must file with the trustee a certificate, signed by specified officers, stating whether or not those officers have knowledge of any default relating to its covenants, agreements and obligations with respect to paying agents or the maintenance of its corporate existence, and, if so, specifying the default. (Section 4.6)

    Subject to provisions relating to its duties during the continuance of any event of default, the trustee is under no obligation to exercise any of its rights or powers under the indenture at the request, order or direction of any holders, unless the holders have offered the trustee reasonable indemnity. (Section 7.2) Subject to the provisions for indemnification and subject to the right of the trustee to decline to follow any holders' directions under specified circumstances, the holders of a majority in aggregate principal amount of the outstanding notes may direct the time, method and place of conducting any proceeding for any remedy available to the trustee, or exercising any trust or power conferred upon the trustee, with respect to the notes. (Section 6.9)

TRANSFER

    Certificated notes may be registered for transfer or exchanged at the corporate trust office of the trustee or at any other office or agency that we maintain for that purpose, subject to the limitations in the indenture, without the payment of any service charge except for any tax or governmental charge incidental thereto. (Section 3.6)

DEFEASANCE

    The indenture provides that we will be discharged from our obligations under the indenture with respect to the notes at any time prior to the stated maturity or redemption of the notes when

    - we have irrevocably deposited with the trustee, in trust,

        (i) sufficient funds to pay the principal of (and premium, if any), and interest to stated maturity (or redemption) on, the notes, or

        (ii) the amount of direct obligations of, or obligations the principal of and interest on which are fully guaranteed by, the United States Government, and which are not subject to prepayment, redemption or call, as will, together with the predetermined and certain income to accrue thereon without consideration of any reinvestment thereof, be sufficient to pay when due the principal of (and premium, if any), and interest to stated maturity (or redemption) on, the notes, and

    - we have paid all other sums payable with respect to the notes

    Upon the discharge of the indenture, the holders of the notes will no longer be entitled to the benefits of the indenture, except for the purposes of registration of transfer and exchange of the notes, and replacement of lost, stolen or mutilated notes. (Sections 12.1 and 12.3)

MODIFICATIONS OF INDENTURE

    The indenture, our rights and obligations thereunder and the rights of the holders may be modified with respect to one or more series of securities issued under the indenture with the consent of the holders of not less than a majority of the aggregate principal amount of outstanding securities of all series affected by the modification (voting as one class). Without the consent of the holder of each security affected, no modification may

    - change the stated maturity of any security

    - reduce the principal amount of, or the amount of premium payable on, any security

    - reduce the rate, extend the time of payment or change the method of calculation of interest

    - reduce any amount payable on redemption or reduce the percentage required for modification

    - subordinate the indebtedness evidenced by any series of securities to any other indebtedness

(Section 10.2)

TRUSTEE

    The Bank of New York is the trustee under the indenture. The Bank of New York has a course of regular dealings with us in the ordinary course of business and from time to time may also make short-term unsecured loans and secured or unsecured revolving credit and term loans to us and our associated companies.

BOOK-ENTRY SYSTEM

    Unless otherwise specified in the applicable pricing supplement, the following provisions will apply to all book-entry notes:

    DTC will act as securities depositary for book-entry notes. We will issue the book-entry notes as fully-registered securities registered in the name of Cede & Co., the Depositary's nominee. We will issue one fully-registered global security for each issue of the notes, each in the aggregate principal amount of the issue. If the aggregate principal amount of any issue exceeds $200 million, we will issue one global security with respect to each $200 million of principal amount and an additional global security with respect to any remaining principal amount of the issue.

    Purchases of book-entry notes under DTC's system must be made by or through direct participants, which will receive a credit for the book-entry notes on DTC's records. The ownership interest of each actual purchaser of each book-entry note, the "beneficial owner", is recorded on the participants' records. Beneficial owners will not receive written confirmation from DTC of their purchase, but beneficial owners are expected to receive written confirmation providing details of the transaction, as well as periodic statements of their holdings, from the participant through which the beneficial owner entered into the transaction. Transfers of ownership interests in the book-entry notes are accomplished by entries made on the books of participants acting on behalf of beneficial owners. Beneficial owners will not receive certificates representing their ownership interests in book-entry notes, except in the event that use of the book-entry system for one or more book-entry notes is discontinued.

    To facilitate subsequent transfers, all global securities deposited by participants with DTC are registered in the name of DTC's nominee, Cede & Co. The deposit of global securities with DTC and their registration in the name of Cede & Co. effect no change in beneficial ownership. DTC has no knowledge of the actual beneficial owners of the book-entry notes; DTC's records reflect only the identity of the direct participants to whose accounts the book-entry notes are credited, which may or may not be the beneficial owners. The participants will remain responsible for keeping account of their holdings on behalf of their customers.

    As long as DTC or its nominee is the registered owner of a global security, DTC or its nominee, as applicable, will be considered the owner of the notes represented by the global security for all purposes under the indenture. Except as noted below, an owner of a beneficial interest in a global security will not be entitled to receive physical delivery of a certificated note and will not be considered an owner or holder of a note for purposes of the indenture.

    Conveyance of notices and other communications by DTC to direct participants, by direct participants to indirect participants, and by direct participants and indirect participants to beneficial owners will be governed by arrangements among them, subject to any statutory or regulatory requirements that may be in effect from time to time.

    We will send redemption notices to Cede & Co. as the holder of the book-entry notes. If we are redeeming less than all of the book-entry notes and unless otherwise notified by either us or the trustee, DTC's practice is to determine by lot the amount of the interest of each direct participant in the issue to be redeemed.

    Neither DTC or Cede & Co. will consent or vote with respect to book-entry notes. Under its ususal procedures, DTC will mail an omnibus proxy to us as soon as possible after the record date. The omnibus proxy assigns Cede & Co.'s consenting or voting rights to those direct participants to whose accounts the book-entry notes are credited on the record date (identified in a listing attached to the omnibus proxy).

    The paying agent will make principal and interest payment on the book-entry notes to DTC. DTC's practice is to credit direct participants' accounts on the payable date in accordance with their respective holdings shown on DTC's records unless DTC has reason to believe that it will not receive payment on the payable date. Payments by participants to beneficial owners will be governed by standing instructions and customary practices for the securities held for the accounts of customers in bearer form or registered in "street name" and will be the responsibility of such participant and not of DTC, any agents, or us, subject to any statutory or regulatory requirements in effect. Payment of principal and interest to DTC is our responsibility or the responsibility of our agents, disbursements of such payments to direct participants is the responsibility of DTC, and disbursement of such payments to the beneficial owners is the responsibility of participants.

    A beneficial owner must give notice to elect to have its book-entry notes purchased or tendered through its participant to the paying agent, and must effect delivery of such book-entry notes by causing the participant to transfer the participant's interest in the book-entry notes, on DTC's records, to the paying agent. The requirement of physical delivery of book-entry notes in connection with a demand for purchase or a mandatory purchase will be deemed satisfied when the ownership rights in the book-entry notes are transferred by direct participants on DTC's records.

    DTC may discontinue providing its services as securities depositary with respect to the book-entry notes at any time by giving reasonable notice to us or to our agents. Under such circumstances, in the event that a successor securities depositary is not appointed, certificated notes are required to be printed and delivered in exchange for the book-entry notes represented by the global securities held by DTC.

    We may decide to discontinue use of the system of book-entry transfers through DTC, or a successor securities depositary. In that event, certificated notes will be printed and delivered in exchange for the book-entry notes represented by the global securities held by DTC.

    The information in this section concerning DTC and DTC's book-entry system has been obtained from sources that we believe are reliable, but we take no responsibility for the accuracy of the information.

    Neither we, the trustee, any paying agent, nor the registrar for the notes will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in a global security or for maintaining, supervising or reviewing any records relating to such beneficial ownership interest.

                    CERTAIN FEDERAL INCOME TAX CONSEQUENCES

    The following summarizes certain United States federal income tax consequences of the purchase, ownership and disposition of notes as of the date of this prospectus. Except where noted, this summary deals only with notes held as capital assets and does not deal with special situations. For example, this summary does not address:

    - tax consequences to holders who may be subject to special tax treatment, such as banks, dealers in securities, financial institutions, tax-exempt entities or life insurance companies

    - tax consequences to persons holding notes as part of a hedging, integrated, constructive sale or conversion transaction or a straddle

    - tax consequences to foreign investors

    - tax consequences to shareholders, partners or beneficiaries of a holder of notes

    - alternative minimum tax consequences, if any

    - any state, local or foreign tax consequences

    The discussion below is based upon the provisions of the Internal Revenue Code of 1986, as amended, the "Code", and regulations, rulings and judicial interpretations as of the date of this prospectus. Those authorities may be changed, perhaps retroactively, so as to result in United States federal income tax consequences different from those discussed below. This summary does not purport to cover all possible tax consequences of the purchase, ownership and disposition of notes and is not intended as tax advice.

    IF YOU ARE CONSIDERING THE PURCHASE OF NOTES, YOU SHOULD CONSULT YOUR OWN TAX ADVISOR CONCERNING THE TAX CONSEQUENCES TO YOU IN LIGHT OF YOUR PARTICULAR SITUATION.

    The following is a summary of certain United States federal income tax consequences that will apply to you if you are a United States Holder of notes.

    "United States Holder" means a beneficial owner of a note that is:

    - a citizen or resident of the United States

    - a corporation or other entity that is taxable as a corporation created or organized in or under the laws of the United States or any political subdivision of the United States

    - an estate the income of which is subject to United States federal income taxation regardless of its source

    - a trust (a) that is subject to the primary supervision of a court within the United States and the control of one or more United States persons or
      (b) that has a valid election in effect under applicable treasury regulations to be treated as a United States person.

PAYMENT OF INTEREST

    Except as set forth below, interest on a note will generally be taxable to you as ordinary income from domestic sources at the time it is received or accrued in accordance with your method of accounting for tax purposes.

ORIGINAL ISSUE DISCOUNT

    If you hold original issue discount notes, you generally will be subject to the special tax accounting rules for original issue discount obligations provided by the Code and certain treasury regulations. You should be aware that, as described in greater detail below, you generally must include original issue discount in ordinary gross income for federal income tax purposes as it accrues, in advance of the receipt of cash attributable to that income.

    In general, as a holder of an original issue discount note, whether you use the cash or the accrual method of tax accounting, you will be required to include in ordinary gross income the sum of the "daily portions" of original issue discount on that note for all days during the taxable year that you own the note. The daily portions of original issue discount on an original issue discount note are determined by allocating to each day in any "accrual period" a ratable portion of the original issue discount allocable to that accrual period.

    The "accrual period" for an original issue discount note may be of any length and may vary in length over the term of the note, but each accrual period must be no longer than one year and each scheduled payment of principal or interest must occur either on the first day or the last day of an accrual period. In the case of an initial holder, the amount of original issue discount allocable to each accrual period is determined by (i) multiplying the "adjusted issue price" of the note by a fraction, the numerator of which is the annual yield to maturity of the note and the denominator of which is the number of accrual periods in a year and (ii) subtracting from that product the amount (if any) payable as interest at the end of that accrual period.

    The "adjusted issue price" of an original issue discount note at the beginning of any accrual period is the sum of its issue price (as defined for federal income tax purposes), including accrued interest, if any, and the amount of original issue discount allocable to all prior accrual periods, reduced by the amount of all payments other than interest payments (if any) made with respect to the note in all prior accrual periods.

    As a result of this "constant yield" method of including original issue discount income, the amounts includible in income are less in the early years and greater in the later years than the amounts that would be includible on a straight-line basis. In the case of an original issue discount note that is a floating rate note, both the "annual yield to maturity" and the "amount payable as interest" are generally determined for these purposes as though the note bore interest in all periods at a fixed rate equal to the level of the base rate (as adjusted by the applicable spread or spread multiplier, if any) on the original issue date.

FLOATING RATE NOTES

    Payments of interest on floating rate notes that are not based on current values of an objective interest index will be considered contingent payments and subject to special rules under the treasury regulations. Under those treasury regulations, payments of interest on CD rate notes, commercial paper rate notes, federal funds rate notes, LIBOR notes, prime rate notes and treasury rate notes should be considered payments based on current values of objective interest indices, and therefore the special rules concerning contingent payments should not apply to those notes. If any floating rate note specifies a base rate other than the CD rate, commercial paper rate, federal funds rate, LIBOR, prime rate or treasury rate, and the federal income tax consequences vary from the consequences described in this prospectus, those tax consequences will be described in the applicable pricing supplement.

SHORT-TERM NOTES

    Short-term notes are notes with a specified maturity of one year or less and are subject to certain tax rules which apply to the timing of inclusion in income of interest. Generally, as discussed in more detail below, for federal income tax purposes, if you are an individual or other cash method holder of a short-term note, you will not be required to accrue any discount on the short-term note unless you elect to do so and interest payments on the short-term note will not be includible in gross income until the taxable year of receipt. You may, however, be required to defer certain interest deductions.

    An obligation which is issued for an amount less than its "stated redemption price at maturity" will generally be considered to be issued at a discount for federal income tax purposes. Under the treasury regulations, all payments (including all stated interest) with respect to an obligation will be included in the stated redemption price at maturity if the obligation is a short-term note and, thus, holders will be taxed on discount instead of stated interest.

    The discount will be equal to the excess of the stated redemption price at maturity over the "issue price", unless the holder elects to compute this discount as acquisition discount using tax basis instead of issue price. The issue price of each short-term note will be the initial offering price to the public at which a substantial amount of the short-term notes are sold. As previously noted, an individual or other cash method holder of a short-term note is not required to accrue any discount for federal income tax purposes unless an election is made to do so. Holders who report income for federal income tax purposes on the accrual method and certain other holders, including banks and dealers in securities, are required to accrue discount on the short-term notes (as ordinary income) on a straight-line method unless an election is made to accrue the discount according to a constant interest method based on daily compounding. The amount of discount which accrues in respect of a short-term note while held by a holder will be added to the holder's tax basis for the note to the extent included in income. In the case of a cash method holder who is not required, and does not elect, to include discount in income currently, any gain realized on the sale, exchange or retirement of the short-term note will be ordinary income to the extent of the discount accrued on a straight-line basis (or, if elected, according to a constant interest method based on daily compounding) through the date of sale, exchange or retirement. In addition, non-electing holders which are not subject to the current inclusion requirement described in this paragraph will be required to defer deductions for any interest paid on indebtedness incurred or continued to purchase or carry short-term notes in an amount not exceeding the deferred interest income, until such deferred interest income is realized.

EXTENDIBLE NOTES AND RESET NOTES

    The applicable pricing supplement will contain a discussion of any special United States federal income tax rules with respect to any extendible or reset notes.

DEFEASANCE

    Under current United States federal income tax law, defeasance under the indenture (see "Description of the Notes--Defeasance") would likely be treated as a taxable exchange of the notes to be defeased for an interest in the defeasance trust. As a consequence, a holder would recognize gain or loss equal to the difference between the holder's cost or other tax basis for the notes and the value of the holder's interest in the defeasance trust, and thereafter would be required to include in income the holder's share of the income, gain or loss of the defeasance trust. The amount so required to be included in income could be a different amount and includible in income at different times than would be includible in the absence of defeasance under the indenture. You should consult your own tax advisor as to the specific consequences to you of defeasance under the indenture.

                              PLAN OF DISTRIBUTION

    We are offering the notes on a continuing basis through the agents listed on the cover, each of which has agreed to use its reasonable best efforts to solicit purchases of the notes. Unless otherwise specified in the pricing supplement, we will pay each agent a commission of from .125% to .750% of the principal amount of each note sold through the agent, depending on the specified maturity of the note and the credit rating assigned to the notes.

    We have the sole right to accept offers to purchase a note and we may reject any offer in whole or in part. Each agent will have the right, in its discretion reasonably exercised, to reject in whole or in part any offer to purchase notes received by the agent. We also may sell notes to any agent, acting as principal, at a discount to be agreed upon at the time of sale, for resale to one or more investors or to another broker-dealer, acting as principal for purposes of resale, at varying prices related to prevailing market prices at the time of resale, as determined by the agent or, if so agreed, at a fixed public offering price. Unless otherwise indicated in the applicable pricing supplement, if any note is resold by an agent to any dealer at a discount, the discount will not be more than the discount or commission received by the agent from us. Unless otherwise indicated in the applicable pricing supplement, any note purchased by an agent as principal will be purchased at 100% of the principal amount of the note less a percentage equal to the commission applicable in the case of an agency sale of a note of identical maturity. After the initial public offering of the notes, the public offering price (in the case of notes to be resold on a fixed offering price basis), the concession and the discount may be changed.

    We may sell notes directly to investors on our own behalf in those jurisdictions where we are authorized to do so. We will not pay any commissions on sales made directly by us.

    We may sell notes through agents other than the agents listed on the cover subject to certain conditions described in the distribution agreement that we have entered into with the agents listed on the cover. The commission applicable to agency sales through any other agents will be the same as the commission applicable to agency sales through the agents listed on the cover.

    We may withdraw, cancel or modify the offer of notes without notice.

    The agents may be deemed to be "underwriters" within the meaning of the Securities Act of 1933. We have agreed to indemnify each agent against certain liabilities, including liabilities under the Securities Act.

We have also agreed to reimburse the agents for certain of the agents' expenses, including, but not limited to, the fees and expenses of counsel to the agents.

    The notes are new issues of securities with no established trading market. We have been advised by each agent that it may from time to time purchase and sell notes in the secondary market, but it is not obligated to do so. There can be no assurance that there will be a secondary market for the notes or liquidity in the secondary market if one develops. From time to time, each agent may make a market in the notes. The notes will not be listed on any securities exchange.

    In connection with certain types of offers and sales of notes, the rules of the SEC permit the agents to engage in certain transactions that stabilize the price of the notes. These transactions may consist of bids or purchases for the purpose of pegging, fixing or maintaining the price of the notes, the purchase of notes to cover syndicate short positions and the imposition of a penalty bid. If the agents create a short position on the notes in connection with an offering (that is, if they sell more notes than are indicated in the applicable pricing supplement), the agents may reduce that short position by purchasing notes in the open market. In general, purchases of a security for the purpose of stabilization or to reduce a syndicate short position could cause the price of the security to be higher than it might otherwise be in the absence of these purchases.

    Each agent and certain of its affiliates may from time to time engage in transactions with, and perform investment banking, general banking and other financial services for, us and our affiliates in the ordinary course of business.

                                 LEGAL OPINIONS

    The validity of the notes will be passed upon for us by LeBoeuf, Lamb, Greene & MacRae, L.L.P., a limited liability partnership including professional corporations, New York, New York, and by William M. Finn, Esq., our corporate counsel, and for the Agents, by Choate, Hall & Stewart, a partnership including professional corporations, Boston, Massachusetts. Choate, Hall & Stewart from time to time provides legal services to Maine Yankee Atomic Power Company, one of our affiliates. William M. Finn, Esq. and LeBoeuf, Lamb, Greene & MacRae, L.L.P. will be passing upon statements under the caption "Description of Notes". Certain matters involving Connecticut law will be passed upon for us by Day, Berry & Howard, Hartford, Connecticut. LeBoeuf, Lamb, Greene & MacRae, L.L.P. and Choate, Hall & Stewart may rely upon the opinion of William M. Finn, Esq., as to all legal conclusions affected by the laws of Maine (including our organization and existence), and the opinion of Day, Berry & Howard as to all legal conclusions affected by the laws of Connecticut.

                                    EXPERTS

    Our consolidated financial statements and schedule, which are incorporated by reference to our Annual Report on Form 10-K for the year ended December 31, 1999, have been audited by PricewaterhouseCoopers LLP, independent certified public accountants, as indicated in their reports with respect thereto. The financial statements and schedule are incorporated by reference in this prospectus in reliance upon the authority of PricewaterhouseCoopers LLP as experts in accounting and auditing.

                                  $500,000,000

                          CENTRAL MAINE POWER COMPANY

                               MEDIUM-TERM NOTES,
                                    SERIES E

                             ---------------------

                                   PROSPECTUS


                                  MAY 16, 2000


                             ---------------------

                                LEHMAN BROTHERS
                              SALOMON SMITH BARNEY
                                UBS WARBURG LLC

You should rely only on the information contained or incorporated by reference in this prospectus and any pricing supplement. We have not authorized anyone to provide you with different information. We are not offering the notes in any state where the offer is not permitted. We do not claim the accuracy of the information in this prospectus and any pricing supplement as of any date other than the dates stated on their respective covers.

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

Filing Fee--Securities and Exchange Commission..............  $  80,520
Auditors' Fees..............................................    19,000*
Rating Agency Fees..........................................    60,000*
Fees and Expenses of Trustee................................     6,000*
Legal Fees and Expenses.....................................   250,000*
State Securities Law Fees and Expenses......................    25,000*
Printing and Engraving......................................    15,000*
Miscellaneous                                                   19,480*
                                                              ---------
      Total.................................................  $475,000*

------------------------

*   Estimated

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

    Subsection 1 of Section 719 of the Business Corporation Law of Maine empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, trustee, partner, fiduciary, employee or agent of another corporation, partnership, joint venture, trust, pension or other employee benefit plan or other enterprise, against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding; provided that no indemnification may be provided for any person with respect to any matter as to which he shall have been finally adjudicated not to have acted honestly or in the reasonable belief that his action was in or not opposed to the best interests of the corporation or its shareholders or, in the case of a person serving as a fiduciary of an employee benefit plan or trust, in or not opposed to the best interests of that plan or trust, or its participants or beneficiaries or, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order or conviction adverse to such person, or by settlement or plea of nolo contendere or its equivalent, shall not of itself create a presumption that such person did not act honestly or in the reasonable belief that his action was in or not opposed to the best interests of the corporation or its shareholders, or in the case of a person serving as a fiduciary of an employee benefit plan or trust, in or not opposed to the best interests of that plan or trust, or its participants or beneficiaries and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.

    Section 719 further provides that to the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in Subsection 1 of Section 719, or in defense of any claim, issue or matter referred to therein, he shall be indemnified against expenses, including attorney's fees, actually and reasonably incurred by him in connection therewith; that the indemnification provided for by Section 719 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled under any by-law, agreement, vote of stockholders or disinterested directors or otherwise; and that a corporation shall have the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, trustee, partner, fiduciary, employee or agent of another corporation, partnership, joint venture, trust, pension or other employee benefit plan or other enterprise against any liability asserted against him and incurred by him in such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liability under Section 719.

    The by-laws of the Company provide, in effect, that the Company will provide the indemnity described in Section 719 of the Business Corporation Law of Maine, to the extent and under the circumstances described therein.

    The by-laws of the Company also permit the Company to purchase and maintain insurance to the same extent permitted by Section 719 of the Business Corporation Law of Maine. The Company has purchased Directors' and Officers' Liability Insurance insuring the Company and its directors and officers against Losses (as defined therein) arising from actual or alleged Wrongful Acts (as defined therein).

ITEM 16.  EXHIBITS.

    See Exhibit Index immediately preceding the Exhibits included as part of this Registration Statement.

ITEM 17.  UNDERTAKINGS.

    The Company hereby undertakes:

        (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

           (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

           (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

           (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

PROVIDED, HOWEVER, that paragraphs (1)(i) and (1)(ii) do not apply if the Registration Statement is on Form S-3 or Form S-8 and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Company pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

        (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        (4) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the Company's annual report pursuant to
    Section 13(a) or Section 15(d) of the Securities Exchange

    Act of 1934 (and each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Company pursuant to the provisions described under Item 15 above, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in said Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in said Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


    Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Augusta, Maine, on May 16, 2000.


                                                       CENTRAL MAINE POWER COMPANY

                                                       BY               /S/ CURTIS I. CALL
                                                            -----------------------------------------
                                                                          Curtis I. Call
                                                                            Treasurer
                                                                    (Duly Authorized Officer)


    Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to the Registration Statement has been signed by the following persons in the capacities and on the date or dates indicated:



                      SIGNATURE                                     TITLE                    DATE
                      ---------                                     -----                    ----
                          *                            President; Director
     -------------------------------------------         (Principal Executive Officer)   May 16, 2000
                    Sara J. Burns

                 /s/ CURTIS I. CALL                    Treasurer
     -------------------------------------------         (Principal Financial Officer)   May 16, 2000
                   Curtis I. Call

                          *                            Comptroller
     -------------------------------------------         (Principal Accounting           May 16, 2000
                  Michael W. Caron                       Officer)

                          *                            Chairman of the Board of
     -------------------------------------------         Directors                       May 16, 2000
                   David M. Jagger

                          *                            Vice Chairman of the
     -------------------------------------------         Board of Directors              May 16, 2000
                  Charles H. Abbott

                          *                            Director
     -------------------------------------------                                         May 16, 2000
                Lawrence A. Bennigson

                          *                            Director
     -------------------------------------------                                         May 16, 2000
                  Charleen M. Chase

                      SIGNATURE                                     TITLE                    DATE
                      ---------                                     -----                    ----
                          *                            Director
     -------------------------------------------                                         May 16, 2000
                 Duane D. Fitzgerald

                          *                            Director
     -------------------------------------------                                         May 16, 2000
                  David T. Flanagan

                          *                            Director
     -------------------------------------------                                         May 16, 2000
                 Robert H. Gardiner

                          *                            Director
     -------------------------------------------                                         May 16, 2000
                  Peter J. Moynihan

                          *                            Director
     -------------------------------------------                                         May 16, 2000
                   William J. Ryan

                          *                            Director
     -------------------------------------------                                         May 16, 2000
                   Lee M. Schepps

                          *                            Director
     -------------------------------------------                                         May 16, 2000
                  Kathryn M. Weare

                                                       Director
     -------------------------------------------
                Lyndel J. Wishcamper



*By:                   /s/ CURTIS I. CALL
             --------------------------------------
                         Curtis I. Call
                        ATTORNEY-IN-FACT

                                 EXHIBIT INDEX

    The following exhibits, as indicated below, either are filed herewith or have been heretofore filed with the Securities and Exchange Commission under the Securities Act of 1933, the Securities Exchange Act of 1934 or the Public Utility Holding Company Act of 1935 and are incorporated herein by reference thereto.

EXHIBIT 1. DISTRIBUTION AGREEMENT

    Filed herewith:

1.1 Form of Distribution Agreement.

EXHIBIT 4. INSTRUMENTS DEFINING THE RIGHTS OF SECURITY HOLDERS


DESCRIPTION                                EXHIBIT                   SEC DOCKET
-----------                                --------   -----------------------------------------
4.1  Indenture dated as of August 1, 1989    4.1      33-29626
     between the Company and The Bank of
     New York, as Trustee.

4.2  First Supplemental Indenture dated      4.1      Current Report on Form 8-K, dated August
     as of August 7, 1989.                            7, 1989

4.3  Second Supplemental Indenture dated     4.1      33-44944
     as of January 10, 1992

4.4  Third Supplemental Indenture dated      4.1      33-56939
     as of December 15, 1994

4.5  Fourth Supplemental Indenture dated     4.4      333-35235
     as of February 26, 1998

    Previously filed:

4.6  Form of Fifth Supplemental
     Indenture.


EXHIBIT 5. OPINION RE: LEGALITY


    Previously filed:


5.1 Opinion of William M. Finn, Esquire.

5.2 Opinion of LeBoeuf, Lamb, Greene & MacRae, L.L.P.


EXHIBIT 12. RATIO OF EARNINGS TO FIXED CHARGES



    Previously filed:


12.1 Computation of Ratio of Earnings to Fixed Charges.

EXHIBIT 23. CONSENTS OF EXPERTS AND COUNSEL


    Previously filed:


23.1 The consent of PricewaterhouseCoopers LLP to incorporation by reference in this Registration Statement of its report included in the Company's
    Form 10-K for the year ended December 31, 1999, and the reference to its name under the caption "Experts" in the Prospectus comprising part of this Registration Statement.




23.2 The consent of William M. Finn, Esquire, is contained in his opinion filed as Exhibit 5.1 to this Registration Statement.

23.3 The consent of LeBoeuf, Lamb, Greene & MacRae, L.L.P. is contained in their opinion filed as Exhibit 5.2 to this Registration Statement.

23.4 Consent of Day, Berry & Howard.

EXHIBIT 24. POWER OF ATTORNEY



    Previously filed:


24.1 Power of Attorney is made a part hereof and is contained in the signature page hereto.


EXHIBIT 25. STATEMENT OF ELIGIBILITY OF TRUSTEE



    Previously filed:


25.1 Statement of Eligibility of Trustee on Form T-1 of The Bank of New York.

EXHIBIT 99. OTHER EXHIBITS

                              DESCRIPTION         EXHIBIT                          SEC DOCKET
                              -----------         --------   -------------------------------------------------------
99.1                    Financial Data Schedule     99.1     Annual Report on Form 10-K, for the year ended
                                                             December 31, 1999